Exhibit 10.4

Director’s 2005 Monthly Fee Schedule

Name	Position	Monthly Fees

Jack C. Wauchope	Chairman of the Board, President & CEO	*
Marilyn M. Britton	Corporate Secretary & Director	$1,250
Dario A. Domenghini	Director	$1,250
James M. Kaney	Director	$1,250
Michael A. Lady	Director	$1,250
Gene D. Mintz	Director, Audit Committee Chairman	$1,500
Ronald R. Olson	Director, IT Committee Chairman	$1,375
Jack W. Robasciotti	Vice Chairman & Director	$1,250
Dan H. Wixom	Director	$1,250

*  Mr. Wauchope receives an executive salary.  See the December 2004 10K for further detail.